Exhibit 10.28
CENTRA BANK, INC., AND CENTRA FINANCIAL HOLDINGS, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
AGREEMENT
     Effective this 23rd day of February, 2008, this SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT (“Agreement”) is adopted by and between CENTRA BANK, INC. (“Bank”), a bank located in Morgantown, West Virginia, and organized under the laws of the State of West Virginia, and DOUGLAS J. LEECH, Jr. (“Executive”), a member of a select group of management and highly compensated employees of the Bank, and joined in by CENTRA FINANCIAL HOLDINGS, INC, a West Virginia Corporation. The purpose of this Agreement is to further the growth and development of the Bank by providing Executive with supplemental retirement income, and thereby encourage Executive’s productive efforts on behalf of the Bank and the Bank’s shareholders, and to align the interests of the Executive and those shareholders.
     It is intended that the Agreement be “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and not be construed to provide income to the participant or beneficiary under the Internal Revenue Code of 1986, as amended (the “Code”), particularly Section 409A of the Code, prior to actual receipt of benefits.
Article 1
Definitions and Construction
     Where the following words and phrases appear in the Agreement, they shall have the respective meanings set forth below, unless their context clearly indicates otherwise:
1.1	“Base Salary” shall mean the annual cash compensation relating to services performed during any calendar year, excluding distributions from nonqualified deferred compensation plans, bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, and automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Executive’s gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of the Bank and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by the Bank; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Executive. Any fees paid to Executive for service on the Board shall be included as part of Base Salary.

1.2	“Beneficiary” shall mean the person(s) designated by the Executive, including the estate of the Executive, entitled to a benefit under Articles 3 and 4.

1.3	“Board” shall mean the Board of Directors of the Bank.

1.4	“Bonus” shall mean any compensation, in addition to Base Salary, payable to an Executive during a Plan Year, under any of the Bank’s annual bonus or cash incentive plans, excluding stock options.

1.5	“Change of Control” shall mean a Change of Control as defined in Section 4(d) of the Employment Agreement.

1.6	“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

1.7	“Current Year Compensation” shall mean the Executive’s current year Base Salary, annualized, plus Executive’s Bonus. For purposes of calculating Current Year Compensation, the Bank shall use the highest Bonus amount paid to the Executive within the immediately preceding 5 calendar years, increased by 4%. In the event the termination event occurs during 2008, the Executive’s compensation for the Bonus portion of Current Year Compensation shall be the Bonus actually paid to the Executive in calendar year 2008.

1.8	“Disability” shall mean a Disability as defined in Section 4(i) of the Employment Agreement.

1.9	“Effective Date” shall mean January 1, 2008.

1.10	“Employment Agreement” shall mean that certain agreement between Douglas J. Leech, Jr. and Centra Bank, dated January 17, 2008.

1.11	“Five-Year Average” shall mean the average of the total Base Salary and Bonus earned by the Executive each year over the five most recent calendar years of active employment prior to the termination event. The most current year of service shall be considered one of these years. In the event that the most current year of service is a partial year, the current year’s compensation for the Five-Year Average shall be calculated using the current year’s Base Salary annualized, and shall include an amount equal to the highest Bonus amount paid to the Executive within the immediately preceding 5 calendar years, increased by 4%. In the event the termination event occurs during 2008, the Bonus portion of the Executive’s compensation for the year of termination, to be used in the Five-Year Average, shall be the Bonus actually paid to the Executive in calendar year 2008. In no event shall the Five-Year Average be reduced as a result of the commencement of severance payments under the Employment Agreement, or for any other reason.

1.12	“Involuntary Termination” shall mean the Executive’s employment terminates prior to Executive’s Normal Retirement Age and such termination is not due to Voluntary Termination. An Involuntary Termination would therefore include a termination following Change of Control, Disability, or Termination of Employment without Just Cause.

1.13	“Voluntary Termination” shall mean that the Executive terminates employment voluntarily with the Bank before reaching Normal Retirement Age.

1.14	“Normal Retirement Age” shall mean the date on which the Executive attains age 65.

1.15	“Normal Retirement Date” shall mean the later of (a) Executive’s attainment of the Normal Retirement Age while in the active service of the Bank, or (b) Executive’s Separation from Service.

1.16	“Plan Administrator” shall mean the plan administrator described in Article 6.

1.17	“Plan Year” shall mean each twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Plan and end on the following December 31.

1.18	“Separation from Service” shall have the same definition as that set forth in Treasury Regulation §1.409A-1(h), or any subsequently applicable regulation.

1.19	“Termination for Just Cause” has that meaning set forth in Section 4(c) of the Employment Agreement.

1.20	“Termination of Employment” shall mean that Executive has ceased rendering services as an employee of the Bank.

1.21	“Three-Year Average” shall mean the average of the total Base Salary and Bonus earned by the Executive each year over the three most recent calendar years of active employment prior to the termination event. The most current year of service shall be considered one of these years. In the event that the most current year of service is a partial year, the current year’s compensation for the Three-Year Average shall be calculated using the current year’s Base Salary annualized, and shall include an amount equal to the highest Bonus amount paid to the Executive within the immediately preceding 5 calendar years, increased by 4%. In the event the termination event occurs during 2008, the Bonus portion of the Executive’s compensation for the year of termination, to be used in the Three-Year Average, shall be the Bonus actually paid to the Executive in calendar year 2008. In no event shall the Three-Year Average be reduced as a result of the commencement of severance payments under the Employment Agreement, or for any other reason.
Article 2
Distributions During Executive’s Lifetime
2.1	Normal Retirement Benefit. Upon Executive’s Normal Retirement Date, the Bank shall pay to the Executive the annual benefit described in this Section 2.1 in lieu of any other benefit under this Article.
2.1.1	Amount of Benefit. The annual Normal Retirement Benefit shall be equal to:
65% of the Five-Year Average.
This amount shall be offset only by the following amount equal to:

•	100% of Social Security (annual offset amount is calculated assuming Social Security benefits commence at Executive’s age 65)

•	100% of the employer-paid portion of Executive’s 401(k) plan, annuitized over 15 years.

The amount shall not be offset by any other payment or benefit to Executive including those under any other plan.
2.1.2	Form and Timing of Benefit. The Bank shall pay the annual benefit to the Executive in twelve (12) equal monthly installments, commencing on the first day of the month following the Executive’s Normal Retirement Date, for a period of fifteen (15) years.
2.2	Involuntary Termination Benefit. Upon the Executive’s Involuntary Termination, the Bank shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.
2.2.1	Amount of Benefit. Subject to Sections 2.4 (vesting) and 2.5 (discounted present value), the benefit under this Section 2.2 shall be a vested percentage of 1.5 times the greater of the following:
A.	65% of the Current Year Compensation;

B.	65% of the Three-Year Average; or

C.	65% of the Five-Year Average
2.2.2	Form and Timing of Benefit. The Bank shall pay the annual benefit to the Executive in twelve (12) equal monthly installments, commencing on the first day of the month that is sixty (60) months following Executive’s Separation from Service. Such benefit shall be paid to the Executive for a period of fifteen (15) years.
For example: Executive (hypothetically) earned the following amounts:
2006 — $100,000 Base Salary and $50,000 Bonus ($150,000)
2007 — $100,000 Base Salary and $60,000 Bonus ($160,000)
2008 — $150,000 Base Salary and $100,000 Bonus ($250,000)
2009 — $150,000 Base Salary and $100,000 Bonus ($250,000)
2010 — $200,000 Base Salary and $150,000 Bonus ($350,000)
2011 — $250,000 Base Salary and            Bonus (because this is a partial
year of service, the Bonus for this year will be based on the highest Bonus paid during the 5 preceding years.)
Upon Executive’s Involuntary Termination in July of 2011, the Executive would be entitled to 1.5 times the highest of the 3 factors in 2.2.1(A)-(C), calculated as follows:

•	Current Year Compensation equals $406,000 ($250,000 Base Salary plus $150,000 Bonus increased by 4%)

•	Three-Year Average equals $335,333

•	Five-Year Average equals $283,200

Because Current Year Compensation is the highest of the 3 factors, Executive is entitled to an annual benefit equal to $609,000/year (1.5 times $406,000) (before

Social Security and 401(k) offsets) for 15 years, commencing payments sixty (60) months following Separation from Service.
2.3	Voluntary Termination or Termination for Just Cause. Upon the Executive’s Voluntary Termination or Termination of Employment for Just Cause, the Bank shall pay the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this article.
2.3.1	Amount of Benefit. Subject to Sections 2.4 (vesting) and 2.5 (discounted present value), the benefit under this Section 2.3 shall be a vested percentage of the amount calculated pursuant to Sections 2.1.1.

2.3.2	Form and Timing of Benefit. The Bank shall pay the annual benefit to the Executive in twelve (12) equal monthly installments, commencing on the first day of the month that is sixty (60) months following Executive’s Separation from Service. Such benefit shall be paid to the Executive for a period of fifteen (15) years.
2.4	Vesting. Executive shall vest in the Normal Retirement Benefit set forth in Section 2.1 at a rate of 1.667% per month, such that after completing sixty (60) months of continuous service from the Effective Date, the Executive shall be 100% vested in the Normal Retirement Benefit. Vesting credit shall be given at this same rate during any period of severance under the Executive’s Employment Agreement.

2.5	Discounted Present Value. In the event payments under this Agreement commence prior to Executive’s Normal Retirement Age, the Bank shall discount the benefit payments by the number of years prior to Normal Retirement Age that the Executive begins receiving benefit payments. Such discount shall be calculated using the U.S. Treasury 5-year note rate in effect within 30 days prior or subsequent to the Effective Date, whichever rate provides the higher benefit. For example, if benefit payments commence at age 63, such benefits shall be discounted for two years at the rate described in this Section 2.5.

2.6	Internal Revenue Code Section 280G Gross-Up. Notwithstanding anything in this Agreement to the contrary, if any of the payments provided for under this Agreement, together with any other payments that Executive has the right to receive (such other payments together with the Agreement Payments are referred to as the “Total Payments”), would constitute an “excess parachute payment,” as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) (an “Excess Parachute Payment”), the Employer (or its successor) shall pay to the Executive an amount equal to the sum of (i) any excise taxes or other taxes due as a result thereof, and (ii) any interest, fines and penalties resulting from such overpayment, plus (iii) an amount necessary to reimburse the Executive substantially for any income, excise or other taxes payable by the Executive with respect to the amounts specified in (i) and (ii) above, and the reimbursement provided by this clause (iii). Such tax gross up payment shall be made to Executive no later than the due date of the Executive’s tax return reporting the amount of such tax.

2.7	Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, distributions to Executive may not commence earlier than six (6) months after the date of a Separation from Service if, pursuant to Section 409A of the Code, Executive is considered a “specified employee” under Section 416(i) of the Code. In the event a distribution is delayed pursuant to this Section 2.4, the first six months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule.

2.8	Payments Upon Income Inclusion. Should amounts deferred under this Agreement become includable in the Executive’s income by reason of a failure of this Agreement to comply with the requirements of Section 409A of the Code, the Bank shall distribute to the Executive an amount necessary to cover the includible amounts, as well as other amounts necessary to cover FICA, employment, and income taxes, to the extent such distributions do not exceed the Executive’s vested account balances.

2.9	Certain Accelerated Payments. The Bank may make any accelerated distribution permissible under Treasury Regulation §1.409A-3(j)(4) to the Executive of deferred amounts, provided that such distribution(s) meets the requirements of §1.409A-3(j)(4).

2.10	Subsequent Changes to Time and Form of Payment. The Bank may permit a subsequent change to the time and form of benefit distributions. Any such change shall be considered made only when it becomes irrevocable under the terms of this Agreement. Any change will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Plan Administrator, subject to the following rules:
(1)	The subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made;

(2)	The payment (except in the case of death, Disability, or unforeseeable emergency) upon which the subsequent deferral election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been made; and

(3)	In case of a payment made at a specified time, the election must be made not less than twelve (12) months before the date the payment is scheduled to be made.
2.11	Liberal Construction. The parties have attempted to clearly set forth their intentions in this Agreement. To the extent a dispute arises as to the meaning or interpretation of any term herein, notwithstanding any provision of this Agreement to the contrary, such meaning or interpretation shall be construed liberally in favor of the Executive in recognition of the Executive’s contributions to the founding, operation, and success of the Bank.
Article 3
Distribution Upon Death
3.1	Death During Active Service. In the event Executive dies prior to Normal Retirement Age while in the active service of the Bank, the death shall be treated as an Involuntary Termination (under Section 2.2), and the Executive’s Beneficiary shall be entitled to the annual amount calculated pursuant to Section 2.2.1. Such annual amount shall be paid to the Executive’s designated Beneficiary in twelve (12) equal monthly installments, commencing on the first day of the month on the date that is 60 months following

Executive’s Death, for a period of fifteen (15 years).
3.2	Death Subsequent to Voluntary or Involuntary Termination, or Following Termination for Just Cause. In the event Executive dies subsequent to Voluntary or Involuntary Termination, or following Termination for Just Cause, the Bank shall pay to the Executive’s designated Beneficiary the benefit described under Sections 2.2 or 2.3, respectively, reduced by the number of payments already received by the Executive prior to death, until a cumulative total of 180 equal monthly installments have been completed. Such payments shall commence on the date that is 60 months following Executive’s Death.
3.3	Death Subsequent to Normal Retirement Age. In the event Executive attains the Normal Retirement Age and earns the Normal Retirement Benefit described in Section 2.1 herein, and thereafter dies, the bank shall continue to pay to the Executive’s designated Beneficiary the benefit described under Section 2.1, reduced by the number of payments already received by the Executive prior to death, until a cumulative total of 180 equal monthly installments have been completed. Such payments shall commence on the first day of the month following the Executive’s death.
Article 4
Beneficiaries
4.1	Beneficiary. Executive shall have the right to name a Beneficiary of the death benefit described in Section 3 herein. Executive shall have the right to name such Beneficiary at any time prior to Executive’s death and submit it to the Plan Administrator (or Plan Administrator’s representative) on the form provided. Once received and acknowledged by the Plan Administrator, the form shall be effective. The Executive may change a Beneficiary designation at any time by submitting a new form to the Plan Administrator. Any such change shall follow the same rules as for the original Beneficiary designation and shall automatically supersede the existing Beneficiary form on file with the Plan Administrator. If Beneficiary predeceases Executive, or if the Beneficiary is a spouse and the marriage is dissolved prior to Executive’s death, the Beneficiary designation shall be automatically revoked. If the Executive names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Plan Administrator, must be signed by that Executive’s spouse and returned to the Plan Administrator.
4.2	Failure to Designate a Beneficiary. If Executive dies without a valid Beneficiary designation on file with the Plan Administrator, the Executive’s surviving spouse, if any, shall become the designated Beneficiary. If Executive has no surviving spouse, death benefits shall be paid to the personal representative of Executive’s estate, to be administered as part of the Executive’s estate.
4.3	Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.
Article 5
Administration of Agreement
5.1	Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement. Any actions taken by the Board in its role as Plan Administrator that may affect the material terms of this Agreement shall require the written consent of the Executive.

5.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

5.3	Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be decided only after Executive has had 60 days written notice to evaluate any such decisions or actions and to make recommendations or request modifications to any such contemplated decision or action.

5.4	Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

5.5	Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of any Voluntary or Involuntary Termination or retirement of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

5.6	Annual Statement. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.

5.7	Arbitration. All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Bank in its sole and absolute discretion, shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), located in a forum convenient to both parties with the state of West Virginia. In the event JAMS is unable or unwilling to conduct the arbitration provided for under the terms of this paragraph, or has discontinued its business, the parties agree that a representative member, selected by the mutual agreement of the parties of the American Arbitration Association (“AAA”) located in West Virginia, shall conduct the binding arbitration referred to in this paragraph. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The arbitration shall be subject to such rules of procedure used or established by JAMS, or if there are none, the rules of procedure used or established by AAA. Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of West Virginia Law and Civil Procedure. Any arbitration hereunder shall be conducted in Morgantown, West Virginia, unless otherwise agreed to by the parties.

5.8	Attorneys’ Fees. In the event of any arbitration or litigation concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, (a) each party shall pay his own attorneys’ arbitration fees incurred; (b) the prevailing party shall be entitled to recover from the other party reasonable expenses, attorneys’ fees and costs incurred in the enforcement or collection of any judgment or award rendered. The “prevailing party” means any party (one party or both parties, as the case may be) determined by the arbitrator(s) or court to be entitled to money payments from the other.
Article 6
Claims And Review Procedures
6.1	Claims Procedure. An Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:
6.1.1	Initiation — Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.
6.1.2	Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.1.3	Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
6.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:
6.2.1	Initiation — Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

6.2.2	Additional Submissions — Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3	Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4	Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.2.5	Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).
Article 7
Amendments and Termination
It is agreed by the parties hereto that, during the lifetime of the Executive, this Agreement may be amended or revoked at any time or times, in whole or in part, only by the mutual written consent of the Executive and the Bank.
Article 8
Miscellaneous
8.1	Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.

8.2	No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.4	Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement. The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

8.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of West Virginia, except to the extent preempted by the laws of the United States of America.

8.6	Unfunded Arrangement. The Executive is a general unsecured creditor of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life or other informal funding asset is a general asset of the Bank to which the Executive has no preferred or secured claim.

8.7	Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

8.8	Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.9	Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

8.10	Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank.

8.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

8.12	Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

8.13	Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:
Centra Bank, Inc.
990 Elmer Prince Drive
Morgantown, WV 26505
Attention: SERP Plan Administrator
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.
8.14	Opportunity to Consult with Independent Advisors. The Executive acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect the Executive’s right to these benefits and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, Section 409A of the Code and guidance or regulations thereunder, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Executive acknowledges and agrees shall be the sole responsibility of the Executive except as otherwise provided in this Agreement. The Executive further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Executive and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successor and assign to claim or assert liability on the part of the Bank related to the matters described above in this Section 8.14. The Executive further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.
     IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement.

EXECUTIVE:	BANK:

CENTRA BANK, INC.
/s/ Douglas J. Leech, Jr.
DOUGLAS J. LEECH, Jr.	By	/s/ Timothy P. Saab

	Title	Senior Vice President

CENTRA FINANCIAL HOLDINGS, INC.
By	/s/ Timothy P. Saab

	Title	Vice President and Secretary

and by Compensation Committee Members of Centra Financial Holdings, Inc., and Centra Bank, Inc:

/s/ Mark R. Nesselroad
Mark R. Nesselroad

/s/ Bernard G. Westfall
Bernard G. Westfall

/s/ Thomas P. Rogers
Thomas P. Rogers

/s/ James W. Dailey II
James W. Dailey II

BENEFICIARY FORM
{   }  New Designation
{   }  Change in Designation
I,                                                                                       , designate the following as Beneficiary under the Agreement:

Primary:
%

%

Contingent:

%

%

Notes:
•	Please PRINT CLEARLY or TYPE the names of the beneficiaries.

•	To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

•	To name your estate as Beneficiary, please write “Estate of [your name]”.

•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.
I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death. I further understand that the designations will be automatically revoked if the Beneficiary predeceases me, or, if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Name:

Signature:	Date:

SPOUSAL CONSENT (Required if Spouse not named beneficiary):
I consent to the beneficiary designation above, and acknowledge that if I am named Beneficiary and our marriage is subsequently dissolved, the designation will be automatically revoked.

Spouse Name:

Signature:	Date:

Received by the Plan Administrator this ________ day of ___________________, 2___

By:

Title: